Exhibit 8.1

DLA Piper LLP (US) 203 North LaSalle Street, Suite 1900 Chicago, Illinois 60601-1293 T 312.368.4000 F 312.236.7516 W www.dlapiper.com

July 27, 2012

W. P. Carey & Co. LLC

50 Rockefeller Plaza

New York, NY 10020

W. P. Carey Inc.

50 Rockefeller Plaza

New York, NY 10020

CPA 15 Merger Sub Inc.

50 Rockefeller Plaza

New York, NY 10020

Ladies and Gentlemen:

We have acted as counsel to W. P. Carey & Co. LLC, a Delaware limited liability company (the “Company”) in connection with (i) the contribution by the Company and the holders of preferred shares of Carey REIT II, Inc. (“Carey REIT II”) of all of the common and preferred shares of Carey REIT II to Carey REIT II Holdings, Inc. (“Carey REIT II Holdings”), which will be newly formed and wholly owned by the Company, in exchange for common and preferred shares, respectively, of Carey REIT II Holdings, (ii) the merger of each of Carey REIT III, Inc., Carey REIT II Holdings, 308 Route 38, Inc., and Keystone Capital Company, Inc. with and into WPC REIT Merger Sub, Inc. (“Merger Sub 2”), a newly formed wholly-owned subsidiary of WPC Holding LLC (“Holding LLC”), a newly formed wholly-owned subsidiary of W. P. Carey Inc. (“NewCo REIT”), a Maryland corporation and a newly-formed wholly owned subsidiary of the Company, (iii) the merger of Carey Asset Management Corp (“CAM”), a wholly owned subsidiary of the Company with CAM Merger Sub, Inc. (“CAM Merger Sub”), a Delaware corporation and newly formed wholly-owned subsidiary of NewCo REIT, with CAM surviving and the Company receiving common shares of NewCo REIT in exchange for its CAM stock, (iv) the merger of Carey Management Services, Inc. (“CMS”), a wholly owned subsidiary of the

Company, with CMS Merger Sub, Inc. (“CMS Merger Sub”), a Delaware corporation that is newly formed and wholly-owned by NewCo REIT, with CMS surviving and the Company receiving common shares of NewCo REIT in exchange for its CMS stock, and (v) the merger of the Company with and into NewCo REIT, with the Company’s stockholders receiving common shares of NewCo REIT (such merger, together with the transactions described in the preceding clauses (i), (ii), (iii), and (iv), the “REIT Conversion”) pursuant to that certain Agreement and Plan of Merger dated February 17, 2012 by and between the Company and NewCo REIT (the “REIT Conversion Agreement”), and (vi) the merger of CPA 15 Holdco, Inc. (“CPA 15 Holdco”), a Maryland corporation and a wholly-owned subsidiary of Corporate Property Associates 15 Incorporated, a Maryland corporation (“CPA 15”), with and into CPA 15 Merger Sub Inc. (“Merger Sub”), a Maryland corporation and an indirect subsidiary of NewCo REIT (such merger, the “Merger”) pursuant to an Agreement and Plan of Merger, dated as of February 17, 2012 (the “Merger Agreement”), by and among CPA 15, CPA 15 Holdco, the Company, NewCo REIT, and Merger Sub, as described in a Registration Statement on Form S-4, File No. 333-180328, and the related joint proxy statement/prospectus filed by the Company and CPA 15 with the U.S. Securities and Exchange Commission (the “SEC”) on March 23, 2012 (the “Registration Statement”). All capitalized terms not defined herein shall have the meanings assigned to them in the Merger Agreement.

In connection with the REIT Conversion and the Merger, we have been requested by the Company to issue an opinion as to the U.S. federal income tax consequences of the REIT Conversion.

DOCUMENTS REVIEWED

In rendering the opinions expressed herein, we have examined and relied on: (i) the REIT Conversion Agreement; (ii) the Merger Agreement, (iii) the Registration Statement, (iv) a certificate of representations, dated July     , 2012, provided by the Company (the “Certificate of Representations”), and (v) such other documents, records and instruments as we have deemed necessary in order to enable us to render the opinions expressed herein.

OPINIONS AND GENERAL LIMITATIONS

The opinions set forth in this letter are based on relevant provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, interpretations of the foregoing as expressed in court decisions, legislative history, and existing administrative rulings and practices of the Internal Revenue Service (“IRS”) (including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling), all as of the date hereof. These provisions and interpretations are subject to change, which may or may not be retroactive in effect, and which may result in modifications of our opinions. Our opinions do not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary determination by the IRS or the Treasury Department in regulations or rulings issued in the future. An opinion of counsel with respect to an issue represents counsel’s best professional judgment as to the outcome on the merits of the issue, if the issue were to be litigated, but an opinion is not binding on the IRS or the courts and is not a guarantee that the IRS will not assert a contrary position with respect to the issue or that a court will not sustain such a position asserted by the IRS.

In our examination of the foregoing documents, we have assumed that (i) all documents reviewed by us are original documents, or true, correct and complete copies of original documents, and have not been subsequently amended, (ii) the signatures on each original document are genuine, (iii) each party who executed the document had proper authority and capacity, (iv) all representations and statements set forth in such documents are true, correct and complete and will remain true, correct and complete at all times up to and including the Effective Time, (v) the Merger will be consummated in accordance with the terms of the Merger Agreement, (vi) all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms, and (vii) the parties at all times will operate in accordance with the method of operation described in their organizational documents and the Registration Statement.

For purposes of rendering the opinions expressed herein, we have also assumed that the representations contained in the Certificate of Representations are true, correct and complete and will remain true, correct and complete at all times up to and including the Effective Time, that all parties related to the REIT Conversion have complied with and will continue to comply with the covenants and agreements set forth in the Certificate of Representations, the REIT Conversion Agreement, and the Merger Agreement, and that each representation that is stated in the Certificate of Representations to be made to the best of the knowledge of the parties related to the REIT Conversion is accurate and complete and will remain accurate and complete at all times up to and including the Effective Time without regard to such qualification as to the best of knowledge of any of the party related to the REIT Conversion.

Our opinions could be affected if any of the facts set forth in the REIT Conversion Agreement, the Merger Agreement, the Registration Statement or the Certificate of Representations or other documents, records and instruments we have reviewed are or become inaccurate or if there is a failure to comply with any of the covenants and agreements set forth in the REIT Conversion Agreement, Merger Agreement or the Certificate of Representations.

Based upon and subject to the foregoing, we are of the opinion that: (i) the mergers of CR REIT III Inc., Carey REIT II Holdings, 308 Route 38, Inc., and Keystone Capital Company, Inc. with Merger Sub 2 will each qualify as a reorganization under Section 368(a) of the Code; (ii) the merger of CAM with CAM Merger Sub and the merger of CMS with CMS Merger Sub will qualify as a reorganization within the meaning of Section 368(a) of the Code; (iii) the transfer of shares of W. P. Carey & Co. B.V. to NewCo REIT by operation of law should qualify as a transfer under Section 351 of the Code; and (iv) the deemed distribution of voting stock of NewCo REIT to the Company’s partners will be tax-free under Treas. Reg. §1.731-2(d)(ii) to the extent the Company received the voting shares of NewCo REIT in non-recognition transactions, as described in opinions (i) through (iii).

The opinions expressed herein represent our conclusions as to the application of the U.S. federal income tax laws existing as of the date hereof. We can give no assurance that legislative enactments, administrative changes or judicial decisions that would modify or supersede our opinion will not be forthcoming. The opinions expressed herein represent our conclusions based upon the assumptions, documents, facts, representations, covenants and agreements referred to above. Any material amendments to such documents, changes in any significant facts or inaccuracy of such assumptions, representations, covenants or agreements could affect the accuracy of our opinions. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the facts referred to in this letter and the Certificate of Representations.

The opinions expressed herein are (i) limited to those matters expressly covered, and no opinion is to be implied in respect of any other matter, (ii) as of the date hereof, and (iii) rendered by us at the request of the Company in connection with the Registration Statement. We assume no obligation to update our opinions in the event that there is either a change in the legal authorities, facts or documents on which we have relied in rendering our opinions.

We hereby consent to the filing of this opinion letter with the U.S. Securities and Exchange Commission as an exhibit to the Registration Statement and to the references therein to us. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder.

Very truly yours,

DLA Piper LLP (US)

/s/ DLA Piper LLP (US)

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